Exhibit 99.2

Basis of Presentation of Pro Forma Financial Statements as of December 31, 2010

On February 11, 2011, Old Prospect Global (“the Company”) entered into an Agreement and Plan of Merger ("Merger Agreement") with Triangle Castings, Inc., Triangle’s wholly-owned subsidiary Prospect Global Acquisition Inc., and Denis M. Snyder.  Mr. Snyder was a majority stockholder of Triangle at the time.  Pursuant to the terms of the Merger Agreement, Triangle’s wholly-owned subsidiary Prospect Global Acquisition Inc. executed a reverse merger with and into old Prospect Global, with old Prospect Global surviving the merger.  As a result, old Prospect Global became Triangle’s wholly-owned subsidiary and Triangle changed its name to Prospect Global Resources Inc. The surviving entity, old Prospect Global, did not acquire any of the assets, liabilities or equity of the pre-Merger entity Triangle Castings, Inc.

Before the merger, Triangle had 6,735,000 shares of common stock issued and outstanding, of which Denis M. Snyder held 5,000,000 shares.  Old Prospect Global had 17,788,638 shares of common stock issued and outstanding before the merger.  Old Prospect Global shareholders were predominantly the founding shareholders who were comprised of private institutions and individuals.

The following unaudited pro forma combined financial information and explanatory notes give effect to the merger as if the entities had merged as of December 31, 2010. The unaudited pro forma combined financial information reflects the impact of the merger on the Company’s historical financial position. The unaudited pro forma combined condensed financial information is for illustrative purposes only. The financial results may have been different had the entities always been combined. You should not rely on the unaudited pro forma combined condensed financial information as being indicative of the historical results that would have been achieved had the merger occurred in the past or the future financial results that Prospect will achieve after the merger.

Pro-Forma financial statements

The unaudited pro-forma financial statements of the Company are prepared by management in accordance with accounting principles generally accepted in the United States of America, which have been consistently applied in the preparation of these financial statements.

Pro forma combined data derived from the historical financial statements of
Triangle Castings, Inc. and Old Prospect Global Resources Inc.
(An Exploration Stage Company)
Pro Forma Balance Sheet
(Unaudited)

	As of December 31, 2010
				Pro-forma		Pro-forma
	Triangle	Prospect	Combined	Adjustments		Final
Assets
Current assets
Cash and cash equivalents	$52,994	$642,902	$695,896	$(52,994)	(5)	$642,902
Related party receivable	-	27,849	27,849	-		27,849
Related party credit facility	-	77,616	77,616	-		77,616
Prepaid expenses and other assets	-	7,899	7,899	-		7,899
Total current assets	52,994	756,266	809,260	(52,994)		756,266

Long term assets
Property and equipment, net	-	4,542	4,542	-		4,542

Total Assets	$52,994	$760,808	$813,802	$(52,994)		$760,808

Liabilities
Current liabilities
Accounts payable	$55,972	$270,711	$326,683	$(55,972)	(5)	$270,711
Accrued liabilities	-	134,164	134,164	(14,604)	(3)	119,560
Convertible notes	-	1,048,863	1,048,863	(1,048,863)	(4)	-
Total current liabilities	55,972	1,453,738	1,509,710	(1,119,439)		390,271

Shareholder Equity
Preferred stock: $0.001 par value;
10,000,000 shares authorized;
none outstanding	-	-	-	-		-

Common stock, $0.001 par value;
100,000,000 shares authorized;
17,788,638 issued and outstanding	674	17,789	18,463	350	(4)	19,879
				(500)	(1)
				1,561	(2)
				5	(3)

Additional paid-in capital	192,951	46,610	239,561	1,048,513	(4)	1,107,987
				(194,686)	(5)
				14,599	(3)

Losses accumulated during the	(196,603)	(757,329)	(953,932)	196,603	(5)	(757,329)
exploration stage
Total shareholders' equity	(2,978)	(692,930)	(695,908)	1,066,445		370,537

Total liabilities and shareholders' equity	$52,994	$760,808	$813,802	$(52,994)		$760,808

Prospect Global Resources Inc.
Notes to Pro Forma Financial Statements

Pro-forma adjustments

The pro-forma adjustments included in the unaudited financial statements are as follows:

1)  The net effects of canceling 5,000,000 shares of Triangle common stock owned by Dennis Snyder.

2)  The net effect of exchanging 1,735,000 shares of Triangle common stock with a par value of $0.0001 per share on a one to one basis with shares of Prospect common stock with a par value of $0.001 per share.

3)  The net effect of converting $14,604 of accrued interest related to the $1,048,863 of convertible notes into 4,868 shares of Prospect common stock

4)  The net effect of converting the $1,048,863 of convertible notes into 349,624 shares of common stock

5) To eliminate the cash, accounts payable, additional paid-in-capital and retained earnings of Triangle that Old Prospect Global did not acquire as a result of the merger.